EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into this 18th day of July, 2003, by and between Renal Tech International, LLC, (the "Company"), and Al Kraus ("Employee").

      The Company wishes to employ Employee as Chief Financial Officer upon the terms and conditions set forth in this Agreement and Employee is willing to accept employment subject to the terms and conditions set forth below. Accordingly, the parties, intending to be legally bound, agree as follows:

1.    Employment and Term

      1.1 Employment. Subject to the terms and conditions hereof, the Company hereby employs Employee during the term of employment set forth in Section 1.2 to serve as President and Chief Executive Officer of the Company and perform such services and duties as are normally and customarily associated with such position as well as such other associated duties as the Board of Managers shall determine. Employee hereby accepts such employment and agrees to devote sufficient time, attention and energies during regular business hours to effectively perform his duties and obligations hereunder, devoting three full business days each week to the Company's business either at the Company's offices or traveling on Company business and being available by telephone, e-mail or other communication for the remainder of the normal work week, until the BetaSorb device, or other significant product shall achieve FDA market approval, at which time Employee shall devote his full business time solely to the business of the Company; provided that the Company and Employee mutually agree upon an increase in compensation and associated benefits. In the event the Company and Employee do not agree on an increase in compensation and benefits, the terms of this Agreement shall remain in effect including employee's obligation to devote no more than three full business days each week.

      1.2 Term. The term of employment of Employee under this Agreement shall begin on the date hereof and end on the fifth anniversary of such date, subject to the provisions for early termination set forth herein.

2. Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to (a) pay Employee an annual base compensation of $200,000 payable in equal semimonthly installments in accordance with the usual practice of the Company which base compensation shall be subject to annual review (but his compensation may not be reduced from then current level) by the Compensation Committee, and (b) grant Options for that number of Membership Units equal to 5% of the outstanding Membership Units of the equity of the Company determined and granted on the date hereof at an exercise price of $1.00 per Unit (the "Options"), said number of units to vest as follows: 25% on the first anniversary of this Agreement and 25% on each of the next three subsequent anniversaries, subject to the terms hereof. Notwithstanding anything set forth herein to the contrary, in the event of the issuance of additional Membership Units, granting of options to third parties or the issuance of securities convertible or exercisable into Membership Units of the Company, then the Company agrees to immediately adjust in favor of the Employee the number of Options granted hereunder to assure that Employee at all times retains a 5% equity interest in the Company on a fully diluted basis until such time as the Company obtains additional equity (including any form of financing that converts to equity) capital of $20 million. It is also understood that the Employee's Options will be adjusted on the same basis as all other Unit holders to account for any stock split, stock dividend, combination or recapitalization.


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3.    Benefits.

      3.1 Participation in Plans. During the term hereof, Employee shall be entitled to participate on the same terms as afforded other executive officers in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof; provided that in no case shall the benefits be reduced or less than that granted, awarded or provided to Employee on the date hereof.

      3.2 Reasonable Business Expenses. Employee shall be allowed reimbursement for reasonable business expenses in connection with the performance of his duties hereunder upon presentation by Employee of the details of, vouchers for, such expenses, including tourist class commercial air travel, and Employee shall be furnished reasonable office space, assistance and facilities.

      3.3 Vacation. Employee shall be entitled to a vacation (without deduction of salary or other compensation) for the period as is in conformity with the Company's policy regarding vacations for management employees (but in no event less than four weeks per year).

      3.4 Bonuses. (a) Employee may receive such discretionary bonuses as the Board of Managers, in its sole discretion and from time to time, deem appropriate; and (b) Employee shall be entitled to receive a bonus of up to $100,000 upon achieving the milestones set forth in Appendix A.

      3.5 Automobile Allowance. The Company agrees to pay Employee each month an automobile allowance of $500.00 per month throughout the term of this Agreement.

4.    Early Termination of Employment

      4.1 Termination for Justifiable Cause. In addition to termination pursuant to Section 1.2, the Company, by written notice to Employee authorized by a majority of the Managers other than Employee, may terminate Employee's employment for "justifiable cause", which shall mean any of the following events: (a) adjudication by a court of competent jurisdiction that Employee has committed an act of fraud or dishonesty resulting or intended to result, directly or indirectly, in personal enrichment at the expense of the Company; (b) an indictment of a felony (other than a motor vehicle related matter) involving moral turpitude; (c) repeated failure or refusal by Employee to follow written policies and directions reasonably established by the Board of Managers that go uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (d) persistent willful failure by Employee to fulfill his duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided Employee.


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      4.2   In the event that the Board of Managers reasonably determines that Employee has committed a felony (other than a motor vehicle related matter), a material act of fraud or other willful tort against the Company, it shall have the right to suspend Employee from his position and duties hereunder without compensation until such time as either the action is dropped or no longer pursued or a final adjudication of Employee's actions is made by a court (whether civil or criminal as appropriate) of competent jurisdiction. Should said adjudication find Employee innocent (or not at fault) or the action is dropped or no longer pursued, the Company shall promptly pay him all unpaid back salary together with interest on said amount (at the average consumer loan rate published by Citibank, N.A., during the suspension period) and, if said final adjudication is rendered or action dropped or no longer pursued within 12 months of Employee's suspension, he may, at his option, be reinstated to his position and this Agreement continued as if never interrupted.

      4.3 Permanent Disability of Employee. The Company shall have the right to terminate Employee's employment hereunder if the Managers shall in good faith and on the basis of reasonable medical evidence determine that Employee, by reason of physical or mental disability, has been unable to perform the services required of him hereunder for more than 120 consecutive days or an aggregate of 180 calendar days, during any 12-month period. Such termination shall be effective as of the last day of the month following the month in which the Company shall have given notice to Employee of its intention to terminate pursuant to this paragraph. Company paid Disability Benefits will be activated 90 days after termination.

      4.4   Compensation Upon Early Termination.

      (a) In the event of termination of this Agreement for "justifiable cause" as described in Section 4.1, or pursuant to Section 1.2 hereof, Employee shall be entitled to the compensation earned by him before the effective date of termination, as provided for in this Agreement, computed pro rata up to and including that date, in lieu of salary and other benefits under this Agreement.

      (b) If prior to the expiration of the term of this Agreement Employee dies, the Company shall continue Employee's compensation and coverage of Employee's direct dependents (if any and if they are eligible) under all plans or programs of the types listed in Section 3.1 for a period of 120 days, provided that no benefits will continue past the end of the term of this Agreement.


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      (c) Upon a Change of Control or upon Employee's termination for "Good
Reason" as defined below, Employee shall then be entitled to receive, in lieu of salary and other benefits under this Agreement, (i) an amount equal to his then-current base salary, payable monthly in arrears without interest for a period of one year, (ii) continued coverage under all plans or programs of the types listed in Section 3.1 until the sooner of 1.5 years or one (1) month after Employee becomes otherwise employed and eligible for other comparable coverage, and (iii) all other benefits provided to Employee under this Agreement for a period of thirty (30) days.

            4.5 In the event Employee is terminated for any reason other than for "justifiable cause" as defined in Section 4.1 hereof, death, disability or voluntary termination (unless the Company and Employee mutually agree to such voluntary termination), then all unexercised options granted to Employee under the Company's option plan (including without limitation the Options granted pursuant to Section 2(b) hereof) shall be deemed fully vested and exercisable immediately upon Employee's termination. The foregoing benefit shall be in addition to, and not in lieu of, any similar benefit that may be contained in any other agreement between Company and Employee.

            4.6 (a) Upon the occurrence of a Change of Control of the Company or Employee terminates for Good Reason pursuant to Section 4.6(d)(i), all options granted to Employee under the Company option plan and the Options granted to Employee pursuant to Section 2(b) hereof shall be automatically fully vested and exercisable immediately upon a Change of Control.

                  (b) For purposes of this Agreement, "Change of Control" shall be deemed to have occurred if, during the term of this agreement:

                  (i) the beneficial ownership of at least 50% of the Company's voting securities or all or substantially all of the assets of the Company shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than the Employee or a group in which the Employee is a member, in any transaction or series of transactions; or

                  (ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity the new Board of Managers is comprised of a majority of Managers chosen or elected by the members of the new/combined entity who were not members of the Company before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity.

                  (c) For purposes of this Agreement, the date of Change of Control shall mean the earlier to occur of:


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                  (i)   the first date on which a single person or group of
affiliated persons acquires the beneficial ownership of 50% or more of the Company's voting securities or all or substantially all of the Company's assets in any transaction or series of transactions; or

                  (ii) the date on which a cash tender offer, exchange offer, sale of assets, merger, consolidation other business combination resulting in the change in the Board of Managers contemplated by Section 4.5 hereof is consummated.

                  (d) For purposes of this Agreement, the term "Good Reason" shall mean the occurrence of any of the following events without the Employee's express written consent.

                  (i) the assignment to Employee of any duties that are not in the same corporate capacity or area of operations or are not of the same general nature as Employee's duties with Company; or

                  (ii) the Company's assigning Employee to an office other than the principal office of the Company. The current principal office is located in Princeton, New Jersey and the Company represents to Employee that there is at this time no intention on the part of the Company to move said principal office beyond a radius of 50 miles from Princeton, New Jersey.
This clause (ii), however, shall in no way limit the complete discretion of the Board of Managers to relocate the principal office of the Company at any time in the future. In the event, however, that the Company does move its principal office beyond a 50 mile radius of Princeton, N.J., Employee shall have the right, for 120 days after the decision of the Board of Managers to relocate, to elect (by written notice to the Board of Managers) to terminate this Agreement and receive upon the date of termination, in lieu of all compensation and privileges provided for herein (except as set forth in the subsequent sentence), that number of options equal to one additional year's vesting hereunder, provided Employee remains with the Company for a period (up to 12 months) (the "Transition Period") sufficient to assist the Company to make an expeditious and effective transition to the new location. The end of such Transition Period shall be deemed the date o termination for the purposes of this Section. Notwithstanding anything set forth herein to the contrary, in the event the Company moves its principal office beyond a 50 mile radius from Princeton, New Jersey, the Company shall be obligated to pay to Employee the amount of compensation and benefits set forth in Section 4.4(c) hereof commencing after the Transition Period set forth above.

5.    Confidentiality and Non-Competition.

      5.1 (i) Confidentiality. During the term of employment under this Agreement, Employee will have access to and become acquainted with various confidential information including without limitation, trade secrets, customer relationships, formulas, devices, inventions, processes, know-how, financial information and other compilations of information, records, and specifications, which are owned by the Company. Employee shall not disclose

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any of the Company's confidential information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Employee, provided, however, that Employee shall be entitled to retain documents reasonably related to his interest as a shareholder.

            (ii) Inventions and Shop Right. Every invention, discovery or improvement made or conceived by Employee related to the business of the Company during his employment by the Company whenever and wherever made or conceived, and whether or not during business hours, of any product, article, appliance, tool, device, formula, process, machinery or pattern similar to, or which constitutes an improvement, on those heretofore, now or at any time during this employment, manufactured or used by the Company in connection with the manufacture or process of any product heretofore or now or hereafter manufactured by the Company, or of any product which shall or could reasonably be manufactured in the reasonable expansion of the Company's business, shall be and continue remain the Company's exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that he will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Employee will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require but at the Company's expense to obtain Letters Patent in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses or otherwise and without any additional compensation of any kind to Employee.

      5.2 Non-Competition. In the event of a termination of this Agreement for any reason, Employee shall be prohibited for a period of one (1) year from the effective date of this separation from engaging in any business in competition with that of the Company in those states within the United States and those countries outside the United States in which the Company at the time of Employee's separation has conducted business or where Company has written a reasonable plan to conduct business in the next 12 months or directly or indirectly advising or consulting to or otherwise performing services for or providing assistance to any person, firm, corporation, or other entity engaged in such competitive business, provided, however, nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time 3% or more of equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Employee from engaging in any activities, if he receives the prior authorization of the Managers. Notwithstanding anything herein to the contrary this Section 5.2 shall not be effective in the event Employee has been discharged for any reason other than "justifiable cause" or voluntarily leaves the employment of the Company with the mutual agreement of the Company.

      5.3 Subsequent to the termination of this Agreement, Employee will not for a period of one (1) year materially interfere with or disrupt the Company's business relationship with its customers or suppliers or employ any person who was employed with the Company at any time during the 6 months prior to Employee's termination, or for a period of three (3) years, directly or indirectly solicit any of the employees to leave the employ of the Company.

6. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its President or Secretary) or forty eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, addressed to Employee, at last known address as carried in the records of the Company, or to the Company, at the corporate headquarters, to the attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

7. Assigns and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the rights and obligations of Employee shall move to the benefit of and shall be binding on Employee and his legal representatives or heirs. This agreement constitutes a personal service agreement and Employee's obligations hereunder may not be transferred or assigned by Employee.

8. Amendment Waiver. This Agreement may be amended, and any right or claim hereunder waived, only by a written instrument signed by both Employee and the Company, following authorization by a majority of Managers. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party of this Agreement.

9.    Injunction.

      (a) Should Employee at any time violate or threaten to violate any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from doing or continuing to do or performing any such acts, and Employee hereby consents to the issuance of such an injunction.

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      (b)  In the event that a proceeding is bought in equity to enforce the provisions of this paragraph, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

      (c) The existence of a claim or cause of action by the Company against Employee, or by Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the endorsement by the Company of the foregoing restrictive covenants but shall be litigated separately.

      (d) The provisions of this Section 9 shall survive termination of this Agreement.

10. Governing Law and Jurisdiction. This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of New Jersey without application of its conflict of laws provisions, and any legal action commenced by either party seeking interpretation, application and/or enforcement of this Agreement shall be brought only in the State of New Jersey of federal court sitting in Princeton, NJ.

11. Prior Agreements. This Agreement supersedes and replaces any and all prior agreements between the parties as to its subject matter.

12. Construction. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

13.   Effective Date.  The effective date of this Agreement shall be July 18,
2003.


      IN WITNESS WHEREOF, the parties have executed this Agreement.


RENALTECH INTERNATIONAL, LLC                    EMPLOYEE


By: /s/ Bruce Davis                             /s/ Al Kraus
    -----------------------------------         --------------------
      Bruce Davis, Acting President and         Al Kraus
      Chief Executive Officer

Approved and Accepted:

Board of Managers

By: /s/ Joseph Rubin
   -------------------------

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                       Appendix A - Management Targets


Completion Date   Target

Q4 03             Commence Beta-Sorb Pivotal Human Clinical Trial-50 patients

Q4 03             DMC Meeting FDA, approval to continue trial

Q4 03             Conclude 20mm financing round

Q1 04             Initiate Cohort B of Pivotal Trial

Q3 04             Conclude Commercial Polymer Supply Agreement

3Q 04             Complete Beta-Sorb Pivotal Human Trial-50 patients

3Q 04             Consolidate Company Operations in Princeton NJ

4Q 04             Complete Data Analysis and Study Report

4Q 04             Submit Beta-Sorb Marketing Application